EXHIBIT 99.1

BONE BIOLOGICS CORPORATION ANNOUNCES COMMENCEMENT

OF A PRIVATE PLACEMENT OF SECURITIES

Burlington, MA — July 24, 2017 — Bone Biologics Corporation (OTCBB: BBLG), announced today that it has commenced a private offering of up to $10,000,000 of its securities. The securities will initially only be offered to persons who are either stockholders of the company or who are “accredited investors,” as defined in Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). The net offering proceeds will be used for working capital including to fund the further development of Nell-1 which is a recombinant human protein growth factor essential for normal bone development.

The securities will not be registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy the securities. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Forward-Looking Statements

This press release contains forward-looking statements that reflect the Company’s current beliefs, expectations or intentions regarding future events. Any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements. Words such as “will,” “will be,” “anticipate,” “predict,” “continue,” “future,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to trading in the Company’s common stock on the OTCQB; the next phase of the Company’s development and testing work; the Company’s expectation about moving its technology forward and setting the stage for future growth and enhanced shareholder value; and the future need for regenerative bone solutions. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of the Company and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to: future revenues, expenditures, capital or other funding requirements, the adequacy of the Company’s current cash and working capital to fund present and planned operations and financing needs, expansion of and demand for product offerings, and the growth of the Company’s business and operations through acquisitions or otherwise, as well as future economic and other conditions both generally and in the Company’s specific geographic and product markets. Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in the most recent current report on Form 10-K, filed with the Securities and Exchange Commission on March 30, 2017 and Form 10-Q, filed with the Securities and Exchange Commission on May 12, 2017. The Company anticipates that subsequent events and developments may cause their views and expectations to change. The Company assumes no obligation, and they specifically disclaim any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.